Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Fourth Quarter and 2020 Results

•	Q4 GAAP net loss of $52 million / net income of $10 million for 2020

•	Adjusted EBITDA of $129 million in the quarter / $338 million for the full year

•	Net debt down by $93 million to $448 million / year-end liquidity at $693 million

•	Repurchased 2.1 million shares in Q4 / 6.9 million (8%) in 2020

•	Completed private offering of $300 million 4.875% senior unsecured notes

MONTRÉAL, CANADA, February 4, 2021 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended December 31, 2020, of $52 million, or $0.63 per share, compared to a net loss of $71 million, or $0.79 per share, in the same period in 2019. Sales were $769 million in the quarter, an increase of $101 million from the year-ago period. Excluding special items, the company reported net income of $45 million, or $0.55 per diluted share, compared to a net loss of $53 million, or $0.59 per share, in the fourth quarter of 2019.

For the year, the company reported GAAP net income of $10 million, or $0.12 per diluted share, compared to a net loss of $47 million, or $0.51 per share, in 2019. Sales were $2.8 billion, down by 4% from the previous year. Excluding special items, the company reported net income of $56 million, or $0.65 per diluted share, compared to a net loss of $46 million, or $0.50 per share, in 2019.

“We’re pleased with the performance of our wood products segment and its ability to drive bottom-line impact from strong end-markets like what we’ve seen in the second half of 2020 with the rebound in U.S. housing starts and robust demand for repair and remodeling activity,” said Yves Laflamme, president and chief executive officer. “The strong pricing for lumber and a release of working capital allowed us to generate almost $160 million of cash from operations in the quarter and helped to make up for challenging conditions in our pulp and paper segments, which are still recovering from the economic effects of the pandemic. Last quarter we took advantage of our strong financial performance to repurchase an additional 2.1 million shares of our common stock, for a total of 8% this year, and we recently refinanced our $375 million of outstanding 5.875% notes due 2023 with $300 million in new 4.875% notes due 2026 on very favorable terms and conditions.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company reported operating income of $4 million in the quarter, compared to $97 million in the third quarter. The quarterly results reflect a sequential increase in shipments ($14 million), mostly paper, offset by an increase in costs ($23 million) due to higher maintenance and log costs and lower internal power generation, as well as the impact of the stronger Canadian dollar ($8 million). The lower operating income includes non-cash charges related to the temporary idling of the Baie-Comeau and Amos, Quebec, newsprint mills ($80 million) in response to the effects of the pandemic. The operating income also includes a credit of $10 million under the Canada Emergency Wage Subsidy (“CEWS”) program, based on the significant drop in revenues in the company’s pulp and paper segments through the end of October. The CEWS support partially offset the costs associated with keeping the two mills in “hot idle” mode.

For all of 2020, the company generated operating income of $99 million, an $82 million improvement over 2019. It reflects the favorable impact of the increase in market prices in the wood products segment ($239 million) and tissue segment ($10 million), the added contribution from the 2020 acquired U.S. sawmills ($45 million), an overall reduction in manufacturing costs ($84 million), including lower maintenance and energy costs, the fourth quarter CEWS credit, dispute settlements and other items, as well as the favorable impact of the weaker Canadian dollar ($15 million). The operating income variance also reflects the unfavorable effect of lower pulp and paper pricing ($219 million), lower paper shipments ($75 million) and the net unfavorable impact of charges and assets disposition gains related to newsprint capacity reduction initiatives ($26 million).

Segment Operating Income Variance

As of the second quarter 2020, the company’s results from the newsprint and specialty papers segments have been combined into one paper segment. Comparative information, including the information in this earnings release, has been modified to conform with the revised segment presentation.

Market Pulp

The market pulp segment recorded an operating loss of $4 million in the fourth quarter, unchanged from the previous quarter. The average transaction price improved by only $3 per metric ton, but shipments rose by 11,000 metric tons. The operating cost per unit (the “delivered cost”) rose by $2 per metric ton and finished goods inventory fell to 53,000 metric tons by year-end, a historical low. EBITDA in the segment was unchanged at $2 million.

For 2020, the market pulp segment reported an operating loss of $1 million, compared to operating income of $39 million in 2019. The change reflects lower pricing across all pulp grades, down on average $92 per metric ton, and a 38,000 metric ton reduction in shipments, primarily due to pandemic-induced market downtime for recycled bleached kraft pulp. On the other hand, the delivered cost fell by $57 per metric ton, with lower maintenance costs and less spending. EBITDA in the segment was $23 million for the year.

Tissue

The company reported an operating loss of $3 million in the tissue segment in the quarter, compared to operating income of $2 million in the third quarter. The average transaction price decreased by $77 per short ton, or 4%, due to a higher percentage of parent roll sales following a destocking effort at the Calhoun, Tennessee, mill. The delivered cost increased by $112 per short ton, or 6%. Shipments were 1,000 short tons higher and finished goods inventory was unchanged at 6,000 short tons. Quarter-over-quarter segment EBITDA decreased by $4 million, to $2 million.

In December, the company acquired a converting facility located in Hagerstown, Maryland, with three bath tissue and towel converting lines. The Hagerstown assets will improve converting capacity, extend the company’s product offering and expand its territory in the attractive Northeast market.

For the year, the tissue segment reported an operating loss of $1 million, compared to a loss of $16 million in 2019. The average transaction price for the year rose by $107 per short ton with the company’s efforts to improve product and customer mix, and the delivered cost fell by $51 per short ton. Shipments were essentially unchanged, as productivity gains for retail products manufactured at the Calhoun operations compensated for a pandemic-driven drop in away-from-home demand affecting Florida operations. EBITDA for the segment improved by $15 million, to $17 million for the year.

Wood Products

The wood products segment generated operating income of $128 million in the quarter, unchanged from the previous quarter. The average transaction price improved by $8 per thousand board feet, to $608, and the delivered cost rose by $12 per thousand board feet, or 3%, on higher stumpage fees for Canadian operations, which generally track lumber prices, and higher maintenance costs. Shipments rose by five million board feet compared to the previous quarter, as robust market conditions carried through the quarter due to strong U.S. housing starts and repair & remodeling activity. Finished goods inventory dropped to 97 million board feet, which is a historical low. EBITDA was unchanged at $139 million.

In 2020, the wood products segment recorded operating income of $276 million, compared to an operating loss of $6 million in 2019. The improvement reflects a $146 per thousand board foot, or 41%, increase in the average transaction price and a 312 million board feet improvement in shipments. The higher shipments reflect the volume from acquired U.S. sawmills and better productivity at Canadian sawmills. The delivered cost rose slightly year-over-year, mostly reflecting higher stumpage fees for our Canadian operations. EBITDA for the segment was $319 million, with the U.S. sawmills contributing $55 million to annual segment EBITDA.

Paper

The paper segment incurred an operating loss of $19 million in the quarter, compared to a loss of $12 million in the third quarter. The average transaction price slipped by $11 per metric ton, or 2%, and the delivered cost was unchanged despite higher maintenance costs and lower internal power generation. Shipments, however, improved by 43,000 metric tons, and inventory fell to 96,000 metric tons, as demand, particularly for newsprint, started to recover from the deep contraction experienced in the pandemic. EBITDA in the segment was negative $1 million for the quarter.

In 2020, the company reduced its operational footprint by temporarily idling paper machines representing in aggregate 28% of run-rate capacity in the face of the dramatic reduction in economic activity, particularly for marketing-dependent products like newspapers, inserts, flyers and commercial paper. For the year, the segment recorded an operating loss of $46 million, compared to operating income of $82 million in 2019, reflecting a $75 per metric ton drop in average transaction price and a reduction of 440,000 metric tons in shipments. Nevertheless, the delivered cost improved by $5 per metric ton, and EBITDA for the segment was $23 million in 2020.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company reported operating income of $4 million in the fourth quarter, compared to an operating loss of $69 million in the comparable quarter of 2019. The $73 million improvement reflects the favorable impact of higher selling prices and volumes for wood products ($137 million), including the additional volume from the U.S. sawmills, lower input costs in pulp and paper and the CEWS credit ($10 million), offset in part by lower selling prices and volume for paper ($28 million), higher wood costs – mainly stumpage fees for our Canadian operations – and the net unfavorable impact of charges and credits related to newsprint capacity reduction initiatives ($37 million). Adjusted EBITDA was $129 million, $125 million higher than the fourth quarter of 2019.

Corporate and Finance

The company generated $158 million of cash from operating activities in the quarter, and $334 million for the year. It invested $78 million, net, in fixed assets for the year, including $25 million in the fourth quarter. The company repurchased 6.9 million shares of common stock in 2020, or 8%, for $30 million, including 2.1 million shares in the fourth quarter.

Net debt fell by $93 million, to $448 million, by quarter-end, and the company’s liquidity had improved by $216 million, to $693 million, in part due to a new 10-year secured delayed term loan facility for up to $173 million (CA $220 million), which remains undrawn.

By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $243 million on the balance sheet, including $29 million paid in the quarter.

The long term pension and other postretirement benefit liability on the year-end balance sheet increased by $102 million from December 31, 2019, to $1.562 billion, due almost entirely to a reduction in the applicable discount rates in the lower interest rate environment.

On February 2, the company closed a private offering of $300 million unsecured senior notes due 2026 with a 4.875% coupon, issued at 100% of par value. The proceeds, together with cash on hand, are being used to redeem at par all of the $375 million aggregate principal amount currently outstanding of its 5.875% senior notes due 2023. Concurrent with the refinancing activities, both Moody’s and S&P revised the credit rating outlook from negative to stable.

Outlook

“We are weathering the COVID-19 storm with remarkable strength, and I am proud of our commitment to health and safety as well as support for the communities in which we work and live. We continue to enhance the already meaningful relationships across our operating communities. As I head into retirement, I do so with confidence in Resolute. Together, we have taken important steps in our transformation and built a more sustainable and competitive organization,” said Yves Laflamme.

Remi G. Lalonde, senior vice president and chief financial officer, and, as of March 1, president and chief executive officer, added: “Following the uncertainty of 2020 and its pandemic-induced challenges, there have been key developments in our business to carry momentum into 2021. There are signs in support of the tailwind in lumber markets, with impressive levels of U.S. housing starts and healthy repair & remodeling activity. We’re also lately seeing a marked pick-up in market pulp demand against more balanced global inventories after a prolonged lag. With the quality of our remaining paper assets, there is room to build on the fourth quarter volume gains as end-markets gradually rebalance after the steep pandemic-induced demand drop of 2020. We will continue to drive performance improvements in our tissue business with better portfolio mix and operating efficiency to build on the $17 million of EBITDA in 2020.”

Mr. Lalonde continued: “I’m excited to assume the leadership of this company: I’ve spoken with many stakeholders since my nomination and I’m encouraged by their response, the energy around the Resolute story and the talented team that will move this business forward by accelerating our evolution to generate long-term value for shareholders and to drive sustainable economic activity in the communities where we operate.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (833) 979-2727 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until February 18, 2021, by dialing (800) 585-8367, conference number 1678338.

Description of Special Items

Special items	2020		2019
(in millions)	Fourth quarter	Full Year	Fourth quarter	Full Year
Closure costs, impairment and other related charges	$55	$53	$18	$18
Inventory write-downs related to closures	25	25	13	13
Start-up costs	3	3	—	—
Net gain on disposition of assets	(2)	(11)	(1)	(2)
Non-operating pension and other postretirement benefit costs (credits)	24	—	(11)	(47)
Other expense, net	28	4	—	22
Income tax effect of special items	(36)	(28)	(1)	(3)

Total	$97	$46	$18	$1

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to the impact of the coronavirus or COVID-19 pandemic and resulting economic conditions on our business, results of operations and market price of our securities, and to our: efforts and initiatives to reduce costs, increase revenues, improve profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; estimated capital expenditures; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “project,” “progress,” “build,” “plan,” “grow,” “lead,” “drive,” “move,” “accelerate,” “enhance,” “generate,” “carry,” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: the coronavirus or COVID-19 pandemic and resulting economic conditions, developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into wood manufacturing in the U.S. and tissue production and sales, or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products, including the effects of pandemics; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in our employee relations or in employee attraction or retention; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics; disruptions to our information technology systems including cybersecurity incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; changes relating to LIBOR, which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any shutdown of machines or facilities, restructuring of operations or sale of assets resulting in any additional closure costs and long-lived asset impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties set forth under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2019, which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and changes in consumer habits and which should be read in conjunction with the COVID-19 risk factor update set forth under the heading “Risk Factors” in Part II, Item 1A of the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2020.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in over 50 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts

Investors Marianne Limoges Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
Sales	$769	$668	$2,800	$2,923
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	547	550	2,010	2,198
Depreciation and amortization	44	43	169	167
Distribution costs	86	94	344	389
Selling, general and administrative expenses	35	33	136	136
Closure costs, impairment and other related charges (1)	55	18	53	18
Net gain on disposition of assets	(2)	(1)	(11)	(2)

Operating income (loss)	4	(69)	99	17
Interest expense	(8)	(7)	(34)	(31)
Non-operating pension and other postretirement benefit (costs) credits	(24)	11	—	47
Other expense, net (2)	(28)	—	(4)	(22)

(Loss) income before income taxes	(56)	(65)	61	11
Income tax benefit (provision)	4	(6)	(51)	(58)

Net (loss) income including noncontrolling interest	(52)	(71)	10	(47)
Net income attributable to noncontrolling interest	—	—	—	—

Net (loss) income attributable to Resolute Forest Products Inc.	$(52)	$(71)	$10	$(47)

Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.63)	$(0.79)	$0.12	$(0.51)
Diluted	$(0.63)	$(0.79)	$0.12	$(0.51)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	82.0	89.8	86.1	91.4
Diluted	82.0	89.8	86.4	91.4

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$113	$3
Accounts receivable, net:
Trade	230	273
Other	48	76
Inventories, net	462	522
Other current assets	47	33

Total current assets	900	907

Fixed assets, net	1,441	1,459
Amortizable intangible assets, net	63	48
Goodwill	31	—
Deferred income tax assets	915	915
Operating lease right-of-use assets	60	61
Other assets	320	236

Total assets	$3,730	$3,626

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$369	$342
Current portion of long-term debt	2	1
Current portion of operating lease liabilities	9	8

Total current liabilities	380	351

Long-term debt, net of current portion (3)	559	448
Pension and other postretirement benefit obligations	1,562	1,460
Operating lease liabilities, net of current portion	55	57
Other liabilities	92	75

Total liabilities	2,648	2,391

Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,804	3,802
Deficit	(1,235)	(1,245)
Accumulated other comprehensive loss	(1,314)	(1,179)
Treasury stock at cost	(174)	(144)

Total Resolute Forest Products Inc. shareholders’ equity	1,081	1,234

Noncontrolling interest	1	1

Total equity	1,082	1,235

Total liabilities and equity	$3,730	$3,626

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Years ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$10	$(47)
Adjustments to reconcile net income (loss) including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	5	4
Depreciation and amortization	169	167
Closure costs, impairment and other related charges	39	8
Inventory write-downs related to closures	25	13
Deferred income taxes	51	58
Net pension contributions and other postretirement benefit payments	(87)	(125)
Net gain on disposition of assets	(11)	(2)
Gain on translation of foreign currency denominated deferred income taxes	(15)	(42)
Loss on translation of foreign currency denominated pension and other postretirement benefit obligations	17	43
Net planned major maintenance amortization	6	13
Changes in working capital:
Accounts receivable	80	88
Inventories	44	(27)
Other current assets	(12)	—
Accounts payable and accrued liabilities	16	(82)
Other, net	(3)	16

Net cash provided by operating activities	334	85

Cash flows from investing activities:
Cash invested in fixed assets	(78)	(113)
Acquisition of business, net of cash acquired (4)	(172)	—
Disposition of assets	14	3
Decrease in countervailing duty cash deposits on supercalendered paper	—	1
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(81)	(59)
Decrease in countervailing duty cash deposits on uncoated groundwood paper	—	6
Proceeds from insurance settlement	15	—
Other investing activities, net	5	—

Net cash used in investing activities	(297)	(162)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facilities	(71)	71
Proceeds from long-term debt	180	—
Repayments of debt	(1)	(271)
Purchases of treasury stock (5)	(30)	(24)
Payments of financing and credit facility fees	—	(4)

Net cash provided by (used in) financing activities	78	(228)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	2	2

Net increase (decrease) in cash and cash equivalents, and restricted cash	$117	$(303)
Cash and cash equivalents, and restricted cash:
Beginning of period	$42	$345

End of period	$159	$42

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$113	$3
Restricted cash (included in “Other current assets”)	$4	$—
Restricted cash (included in “Other assets”)	$42	$39

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended December 31, 2020	Operating income	Net (loss) income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$4	$(52)	$(0.63)
Adjustments for special items:
Closure costs, impairment and other related charges	55	55	0.67
Inventory write-downs related to closures	25	25	0.30
Start-up costs	3	3	0.04
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and other postretirement benefit costs	—	24	0.29
Other expense, net	—	28	0.34
Income tax effect of special items	—	(36)	(0.44)

Adjusted for special items	$85	$45	$0.55

Three months ended December 31, 2019	Operating loss	Net loss	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$(69)	$(71)	$(0.79)
Adjustments for special items:
Closure costs, impairment and other related charges	18	18	0.20
Inventory write-downs related to closures	13	13	0.14
Net gain on disposition of assets	(1)	(1)	(0.01)
Non-operating pension and other postretirement benefit credits	—	(11)	(0.12)
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$(39)	$(53)	$(0.59)

Year ended December 31, 2020	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$99	$10	$0.12
Adjustments for special items:
Closure costs, impairment and other related charges	53	53	0.61
Inventory write-downs related to closures	25	25	0.29
Start-up costs	3	3	0.03
Net gain on disposition of assets	(11)	(11)	(0.13)
Other expense, net	—	4	0.05
Income tax effect of special items	—	(28)	(0.32)

Adjusted for special items	$169	$56	$0.65

Year ended December 31, 2019	Operating income	Net loss	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$17	$(47)	$(0.51)
Adjustments for special items:
Closure costs, impairment and other related charges	18	18	0.19
Inventory write-downs related to closures	13	13	0.14
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and other postretirement benefit credits	—	(47)	(0.51)
Other expense, net	—	22	0.24
Income tax effect of special items	—	(3)	(0.03)

Adjusted for special items	$46	$(46)	$(0.50)

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended December 31, 2020 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net (loss) income including noncontrolling interest	$(4)	$(3)	$128	$(19)	$(154)	$(52)
Interest expense					8	8
Income tax benefit					(4)	(4)
Depreciation and amortization	6	5	11	18	4	44

EBITDA	$2	$2	$139	$(1)	$(146)	$(4)

Closure costs, impairment and other related charges					55	55
Inventory write-downs related to closures					25	25
Start-up costs					3	3
Net gain on disposition of assets					(2)	(2)
Non-operating pension and other postretirement benefit costs					24	24
Other expense, net					28	28

Adjusted EBITDA	$2	$2	$139	$(1)	$(13)	$129

Three months ended December 31, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net loss including noncontrolling interest	$(18)	$(1)	$(5)	$(1)	$(46)	$(71)
Interest expense					7	7
Income tax provision					6	6
Depreciation and amortization	6	5	9	18	5	43

EBITDA	$(12)	$4	$4	$17	$(28)	$(15)

Closure costs, impairment and other related charges					18	18
Inventory write-downs related to closures					13	13
Net gain on disposition of assets					(1)	(1)
Non-operating pension and other postretirement benefit credits					(11)	(11)

Adjusted EBITDA	$(12)	$4	$4	$17	$(9)	$4

Year ended December 31, 2020 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net (loss) income including noncontrolling interest	$(1)	$(1)	$276	$(46)	$(218)	$10
Interest expense					34	34
Income tax provision					51	51
Depreciation and amortization	24	18	43	69	15	169

EBITDA	$23	$17	$319	$23	$(118)	$264

Closure costs, impairment and other related charges					53	53
Inventory write-downs related to closures					25	25
Start-up costs					3	3
Net gain on disposition of assets					(11)	(11)
Other expense, net					4	4

Adjusted EBITDA	$23	$17	$319	$23	$(44)	$338

Year ended December 31, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net income (loss) including noncontrolling interest	$39	$(16)	$(6)	$82	$(146)	$(47)
Interest expense					31	31
Income tax provision					58	58
Depreciation and amortization	23	18	34	72	20	167

EBITDA	$62	$2	$28	$154	$(37)	$209

Closure costs, impairment and other related charges					18	18
Inventory write-downs related to closures					13	13
Net gain on disposition of assets					(2)	(2)
Non-operating pension and other postretirement benefit credits					(47)	(47)
Other expense, net					22	22

Adjusted EBITDA	$62	$2	$28	$154	$(33)	$213

See Notes to the Reconciliation of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three months and years ended December 31, 2020 and 2019 were comprised of the following:

(Unaudited, in millions of U.S. dollars)	Accelerated Depreciation	Other Costs	Total
Paper mill at Baie-Comeau (Quebec) (1)
Fourth quarter 2020	$26	$12	$38
Year 2020	26	12	38
Paper mill at Amos (Quebec) (1)
Fourth quarter 2020	12	5	17
Year 2020	12	5	17
Other
Fourth quarter 2020	—	—	—
Year 2020	—	(2)	(2)

Total
Fourth quarter 2020	$38	$17	$55
Year 2020	$38	$15	$53

Fourth quarter 2019	$8	$10	$18
Year 2019	$8	$10	$18

(1)

Due to the overall decrease in demand for newsprint, mainly attributable to the economic context surrounding the COVID-19 pandemic, the Amos and Baie-Comeau facilities have been temporarily idled since April 2020. As a result, we reassessed the remaining useful lives of the fixed assets and recognized an accelerated depreciation charge of $38 million. We also recognized additional provisions of $17 million.

2.	Other expense, net for the three months and years ended December 31, 2020 and 2019, was comprised of the following:

	Three Months Ended December 30,		Years Ended December 30,
(Unaudited, in millions of U.S dollars)	2020	2019	2020	2019
Foreign exchange loss	$(13)	$(3)	$(4)	$(12)
Insurance recovery	—	—	15	—
Provision related to a litigation	—	—	—	(23)
Loss on forward commodities contracts	(15)	—	(22)	—
Miscellaneous income	—	3	7	13

	$(28)	$—	$(4)	$(22)

3.

On February 2, 2021, we completed the private offering (“Offering”) of $300 million aggregate principal amount of our 4.875% senior notes due 2026 (the “2026 Notes”) at an issue price of 100%. The 2026 Notes are unsecured and are guaranteed by all of our current and, subject to certain conditions, future material wholly-owned U.S. subsidiaries. The Notes mature on March 1, 2026, unless earlier redeemed or repurchased, and will be recorded in “Long-term debt” in our consolidated balance sheet at their fair value of $300 million. Interest on the notes is payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2021.

We are using the net proceeds of the Offering, together with cash on hand, to redeem all of the outstanding $375 million aggregate principal amount of our 5.875% senior notes due 2023 (the “2023 Notes”), at a price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date, which is expected to be February 18, 2021. In connection with the redemption of all $375 million aggregate principal amount of the 2023 Notes (the “Redemption”), we have placed the net proceeds of the closing of the Offering, together with additional cash, into trust for the benefit of the holders of the 2023 Notes. The Redemption is scheduled to occur on February 18, 2021.

On January 19, 2021, we reduced the commitment under the Canadian tranche of our senior secured asset-based revolving credit facility by $50 million, to $250 million, resulting in an aggregate commitment of $450 million, subject to borrowing base limitations.

On November 4, 2020, we entered into a 10-year secured delayed draw term loan facility (or, the “Secured Term Loan Facility”) with Investissement Québec as lender, for up to C$220 million ($173 million, based on the exchange rate in effect on December 31, 2020), with an availability of C$165 million ($130 million) as at December 31, 2020, subject to certain conditions. The Secured Term Loan Facility bears interest at a floating rate equal to 1.45% above the one-month Canadian Banker’s Acceptance rate. The principal is repayable in monthly installments over a period of eight years after an interest only period of two years from the date of the first draw. The Secured Term Loan Facility is subject to prepayment requirements under certain conditions and may be repaid earlier without premium or penalty, but subject to prepayment of accrued and unpaid interest. The Secured Term Loan Facility provides for a maximum of 10 draws and the fulfillment of certain conditions upon each draw. As of December 31, 2020, the Secured Term Loan Facility was undrawn.

4.

On February 1, 2020, we acquired from Conifex Timber Inc. all of the equity securities and membership interests in certain of its subsidiaries, the business of which consists mainly in the operation of three sawmills and related assets in Cross City (Florida) and in Glenwood and El Dorado (Arkansas) (or, the “U.S. Sawmill Business”). The U.S. Sawmill Business acquired produces construction-grade dimensional lumber and decking products from locally sourced southern yellow pine for distribution within the U.S. This acquisition diversified our lumber production, and increased our operating capacity in the U.S. South.

The fair value of the consideration, paid in cash for the U.S. Sawmill Business acquired is $173 million.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

5.

On March 2, 2020, our board of directors authorized a share repurchase program of up to 15% of our common stock, for an aggregate consideration of up to $100 million. During the three months and year ended December 31, 2020, we repurchased 2.1 million and 6.9 million shares, respectively, at a cost of $11 million and $30 million, respectively. During the three months and year ended December 31, 2019, we repurchased 3.0 million and 4.8 million shares, respectively, at a cost of $12 million and $24 million under our $150 million share repurchase program, which was completed in 2019.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products and paper) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, and gain or losses on disposition of assets that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.

2.

In the second quarter of 2020, the results from our newsprint and specialty papers operations have been combined to form the paper reportable segment. This better reflects management’s internal analysis, given the diminishing percentage newsprint and specialty papers represent in our product portfolio. Comparative information has been modified to conform with this revised segment presentation.